ZEMEX CORPORATION

1994 ANNUAL REPORT


1994 Growth
  Investment in Alumitech
  Acquisition of Greenback
  Acquisition of talc operations
  successful public offering
  raises $18.5 million
  Earnings per share up 267%
  Net income up 337%

1995 Objectives
  Complete expansion programs currently in place for feldspar, mica and metal powder facilities
  Begin large scale commercial production at Alumitech
  Increase international sales
  Seek new acquisitions and
  business opportunities

Financial Highlights

                               1994      1993
1992
Summary of Operations
Net Sales
$55,306,000$47,958,000$42,020,000 Income from
Continuing
Operations              6,250,0003,188,000    838,000
Net Income                6,250,0001,852,000
949,000 Capital Expenditures      3,077,000 2,670,000
1,049,000

Financial Position at
  Year End
Working Capital         $26,046,000 $9,288,000
$9,431,000 Shareholders' Equity
54,052,00026,530,00028,381,000

Per Common Share
Net Income                    $1.15  $.43          $.23
ShareholdersO Equity              7.54        5.85
6.32

Average Common Shares and
Common Share
Equivalents Outstanding   5,421,533 4,292,583 4,127,694

Common Shares Outstanding
at Year End               7,168,153 4,535,283
4,491,834

To Our Shareholders
Two years ago, Zemex redefined its corporate strategy to focus on improving and expanding its core businesses, acquiring new assets and pursuing new business opportunities. To this end, the results for the year ended December 31, 1994 reflect the initial success of this new strategy: net income of $6.25 million or $1.15 per share, and a substantially strengthened balance sheet.

The overall improvement in the operating results is due to increased sales volumes and decreased operating costs in all segments, as well as the introduction of new value added products and the contribution of new businesses acquired in 1994. To maintain and increase the rate of growth achieved in 1994, the CorporationOs existing operating groups have implemented programs which will generate substantial revenue in 1995 and beyond.
Projects currently underway to enhance production and profitability in the industrial minerals group include:

   an expansion and modernization of the sodium feldspar facility in Spruce Pine, North Carolina scheduled to be completed by the fourth quarter of 1995 which will increase capacity by 130,000 tons, potentially add annual incremental revenue of $8.5 millon and decrease operating costs by approximately 10-15%;

  a new, more modern and efficient potassium feldspar mine to supply the processing facility in Monticello, Georgia;

  an expansion at the mica processing plant in Boucherville, Quebec which will increase capacity by approximately 12,000 tons or 45% and provide significant revenue growth potential; and

  the introduction of new surface modified specialty products by the recently acquired talc group.

The metal powders group will also grow dramatically in 1995 and 1996.
The copper powder plant purchased in September 1994 is anticipated to generate incremental revenue of approximately $8 million in 1995, and the atomized steel product line is showing signs that it will yield substantial revenue growth in 1995. Plans for future additional capacity are being designed to meet anticipated volume requirements in 1996 and beyond. To further strengthen our position as a major U.S. supplier of metal powders, and to benefit our customer base, a metal powder blending facility is being constructed in St. Mary's, Pennsylvania, the heart of the powdered metallurgical industry, and is scheduled for completion in the second quarter of 1995.

In addition to the growth from the core businesses, Zemex is very optimistic about its investment in Alumitech, Inc. which, in February 1995, was increased from 42% to 73%. As a result of this increased ownership, AlumitechOs operating results will be consolidated going forward. In
1995, this will have the effect of increasing revenues by more than $10 million and contributing to the growth in operating income. During 1995, Alumitech will focus on optimizing its existing facility and bringing its process to full commercial operation. After developing a constant source of feed, the next phase of growth for Alumitech will come from the construction of a large scale integrated plant. Upon completion, it is anticipated that such a facility would generate incremental revenues in excess of $18 million per year.

The Corporation continues to aggressively pursue acquisition opportunities. ZemexOs acquisition strategy focuses on acquiring operations that are currently profitable but have the potential for significant upside when enhanced by the skills and market positions that the Corporation currently possesses. Management is continually seeking new opportunities and evaluating potential targets.
It is the objective of Zemex and its management team to search out opportunities to improve the profitability of the Corporation and to improve the return on assets currently employed. The primary objective of management is to continue and accelerate the rate of growth of the Corporation. With this said, the strength of the Corporation is our employees and it is for their efforts and enthusiasm that we are most grateful.
Richard L. Lister
President and Chief Executive Officer



Peter Lawson-Johnston
Chairman of the Board


Corporate
Overview



Feldspar
100%

The Feldspar Corporation
has operating mines and
facilities at:
Spruce Pine, North Carolina
       Edgar, Florida
       Monticello, Georgia

Product Groups

       North America's largest
       producer of feldspathic
       materials
       producer of clay and high purity
silica
sands

Major Products

       sodium feldspar
       potassium feldspar
       kaolin
       silica sand
       mica

Markets Served

Primary

       plumbing fixtures
       wall and floor tile
       electric porcelain
       wiring devices
       dinnerware
       specialty glass

Markets Served
End Use

       housing sector
     (new and renovation)
       commercial and industrial
construction
       electrical/power
       transmission and
       distribution

1994 Highlights

       10% increase in revenue
       from existing facilities
       increased demand for
       feldspar remains strong
       resulting in significant
       growth potential
       commenced expansion
       and modernization of
       Spruce Pine plant

1994 Contribution to
Product Revenues

39.2%
$21,666,000


1995 Objectives

       accelerate revenue growth rate
       complete expansion program in fourth quarter expand export sales develop new lower cost mine at Georgia facility


Talc and Mica
100%

Suzorite Mineral Products, Inc. has operating mines and facilities at:

       Suzor Township, Quebec
       Boucherville, Quebec
       Diana, New York
       Murphy, North Carolina
       Van Horn, Texas

Product Groups

     North America's only
     producer of phlogopite mica
     producer of talc and baryte
     products

Major Products

       mica
       talc
       baryte

Markets Served
Primary

       reinforced plastics
       sound dampening
       asbestos replacement
       ceramics
       fillers

Markets Served End Use

       automotive
       carpet
       paint
       plastics
       fillers

1994 Highlights

     14% increase in revenue
     from mica sales
     acquired talc operations
     sustained record of
     very high growth and
     profitability
     dominant supplier of phlogopite mica in North
     America

1994 Contribution to
Product Revenues

15.8%
$8,712,000


1995 Objectives

     increase export sales
     expand mica processing
     capacity by 45%
       develop new markets for mica
       develop new talc products by
applying
       proprietary surface modification
technology



Subsidiary Unit

Metal Powders
100%

Pyron Corporation has
operating facilities at:

       Niagara Falls, New York
       Maryville, Tennessee
       Greenback, Tennessee
       St. Mary's, Pennsylvania

Product Groups

       producer of iron, steel,
       copper, tin and alloy
       metal powders

Major Products

       atomized steel
       atomized iron
       sponge iron
       copper, tin and alloy powders
       distributors of nickel powder, manganese sulphide, etc.


Markets Served
Primary

     bushings, bearings,
     complex parts



Markets Served End Use

       automotive industry
       small appliance industry



1994 Highlights

       49% increase in revenue
       acquired the assets of Greenback Industries, Inc.,
a
       copper powder  producer
       achieved largest capacity of non-ferrous metal
powders in          North  America
       increased market demand for atomized ferrous products

1994 Contribution to
Product Revenues

45.0%
$24,928,000

1995 Objectives

       increase sales of atomized ferrous products by 65%
       complete blending facility in St. Mary's, PA introduce new copper based products

Subsidiary Unit

Alumitech
73%

Alumitech, Inc. has
operating facilities at:
       Streetsboro, Ohio
       Cleveland, Ohio

Product Groups

       producer/recycler of metallic and non-metallic materials from secondary aluminum drosses and saltcake a unique and proprietary process for recycling waste drosses into marketable commercial products

Major Products

       secondary aluminum ingots
       mixed salts
       high temperature insulation
       abrasives



Markets Served
Primary

     secondary aluminum
     industry



Markets Served End Use

       refractory
       insulation
       aluminum


1994 Highlights

       achieved profitable operations
       acquired ceramic fiber production facility developed ceramic fiber insulation using ONMPO from
       the patented  process


1994 Contribution to
Product Revenues

1995 Objectives
     Alumitech was accounted for on an equity basis in
1994
     upscale process to large reliable commercial
operation
     upgrade commercial production of NMP
     design new large scale integrated plant for
construction in     1996



Management's Discussion and Analysis of Financial
Condition and Results of Operations

The following is a discussion and analysis of the financial condition and results of operations of the Corporation for the years ended December 31, 1994, 1993, and 1992, and certain factors that may affect the CorporationOs prospective financial condition and results of operations. The following should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere herein.

Overview

The Corporation is a diversified producer of specialty materials for a variety of industrial applications. The
Corporation operates in two principal business segments:
(1) industrial minerals, which includes The Feldspar
Corporation, Suzorite Mica Products Inc. and Suzorite
Mineral Products, Inc.; and (2) powdered metals, which includes Pyron Corporation and Pyron Metal Powders, Inc.
     In 1993, the Board of Directors refocused the strategic
direction of the Corporation. Since then, the Corporation has sold certain non-core assets, and has undertaken several strategic acquisitions and investments. In 1993, the Corporation sold its 70% interest in Perangsang
Pasifik Senderian Berhad (OPPSBO), a tin dredging operation in Malaysia, and its Virginia aplite facility, and acquired Suzorite Mica Products Inc. (OSuzoriteO).
During 1994, Zemex purchased the assets of Greenback
Industries, Inc., the talc operations of Whittaker, Clark & Daniels, Inc. and invested in Alumitech, Inc., a company with a patented process for recycling aluminum dross.
     As a result of this strategic redirection, the CorporationOs net sales have increased from $42.0 million in
1992 to $55.3 million in 1994, an increase of 31.6%, and the Corporation has increased earnings from $0.9 million in 1992 to $6.25 million in 1994.
Basis of Presentation
The Corporations acquisition of Suzorite in 1993 was accounted for as a pooling of interests. Accordingly, the financial results of the Corporation in all prior fiscal periods are presented as though the Corporation had always owned Suzorite. The CorporationOs 70% interest in PPSB, which was sold in 1993, has been presented separately in the CorporationOs financial statements as a discontinued operation.
Results of Operations
Year Ended December 31, 1994 Compared to Year Ended
December 31, 1993


Net Sales             1994      1993    Change
Change
Industrial
Minerals$30,378,000$31,104,000$(726,000)(2.3)% Metal
Powders   24,928,000 16,854,000 8,074,000     47.9%
               $55,306,000 $47,958,000 $7,348,000
               15.3%

The CorporationOs net sales for the year ended December
31, 1994 were $55.3 million, an increase of $7.3
million, or    15.3% from 1993. The increase was
primarily the result of increased sales of the CorporationOs feldspar, phlogopite mica, and metal powder products, offset in part by decreased sales resulting from the sale of the Virginia aplite facility in the fourth quarter of 1993.
     Net sales in the industrial minerals segment for the year ended December 31, 1994 were $30.4 million, a decrease of $0.7 million, or 2.3%, compared to 1993.
However, net sales for 1993 included $4.1 million attributable to the Virginia aplite facility. When this amount is excluded from the 1993 results, net sales in the industrial minerals segment during 1994 increased by $3.4 million or 12.5% above 1993. This increase was primarily due to increased demand for the CorporationOs sodium feldspar and phlogopite mica products fueled by growth in the construction and automotive sectors of the U.S. economy, the introduction of new products and some price increases.
     Net sales in the metal powders segment for the year ended December 31, 1994 were $24.9 million, an increase of $8.1 million or 47.9% from 1993. The increase was attributable primarily to increased market acceptance of the CorporationOs new atomized powder products and strong demand for sponge iron powder. The asset purchase of Greenback Industries, Inc., a copper powder producer, contributed $3 million in incremental revenue in 1994.

Cost of Goods Sold

Cost of goods sold for the year ended December 31, 1994
was $40.6 million, an increase of $3.8 million or 10.4% from 1993. As a percentage of net sales, cost of goods sold decreased to 73.3% for the year ended December 31, 1994 from 76.6% in 1993. The decrease was primarily due to fixed cost absorption associated with higher volumes and to improvements in product mix with the introduction of new higher value-added products. In addition, 1993 included certain non-recurring engineering and product development costs associated with the CorporationOs introduction of its atomized metal powder product line.

Selling, General and Administrative Expense

Selling, general, and administrative expense (OSG&A expenseO) for the year ended December 31, 1994 increased by 4.2% from 1993 to $6.6 million. As a percentage of net sales, SG&A expense decreased from 13.2% in 1993 to 11.9% in 1994, reflecting the benefit derived from higher volumes.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization for the year ended December 31, 1994 was $2.3 million, a decrease of $0.1 million, virtually unchanged from 1993.

Operating Income

Operating income for the year ended December 31, 1994
was $5.8 million, an increase of $4.6 million, or 372%,
from 1993. The increase was due in part to the reasons
discussed above. In addition, operating income for 1993
included restructuring charges of $1.25 million.
Excluding such restructuring charges, the increase was
$3.4 million or 135% and operating income before
restructuring charges as a percentage of net sales
increased from 5.2% in 1993 to     10.6% in 1994.
Interest Expense, Net
Interest expense for the year ended December 31, 1994
decreased by 52.6% from $0.9 million in 1993 to $0.4
million in 1994, reflecting lower levels of indebtness.
More than 50% of the CorporationOs long term debt was
repaid from the proceeds raised in the September 1994
public offering.
Provision for Income Taxes
In 1994, the Corporation realized an income tax recovery
of $1.5 million as the result of an adjustment for the
realization of a tax benefit arising from loss
carryforwards for financial statement purposes in
accordance with SFAS 109. SFAS 109 requires the
recognition of the benefit of tax loss carryforwards
with an assessment as to whether a valuation allowance
should be established for deferred tax assets. The
recognition of the $1.5 million benefit was necessitated
primarily by revisions to the estimated future taxable
income during the CorporationOs tax loss carryforward
period.
     As a result of the $1.5 million tax recovery, the
Corporation's provision for income taxes for the year
ended December 31, 1994 decreased to a recovery of $0.7
million from a provision of $0.5 million in 1993.
Net Income and Earnings Per Share
As a result of the factors discussed above, net income
for the year ended December 31, 1994 was $6.25 million,
an increase of $4.4 million from 1993. As the impact of
the income tax recovery is significant, the
CorporationOs earnings per share have been restated
below under two different scenarios: (i) without the
accelerated recognition of the benefit of previous
yearsO tax loss carryforwards (i.e. before application
of SFAS 109); and (ii) on a fully taxed basis (i.e. as
though the Corporation had no tax loss
carryforwards available).
                              1994           1993
1992
Pre-tax Income                     $5,579,000
$2,322,000
$1,373,000
Primary EPS, as  reported          $1.15
$0.43
$0.23
EPS, without accelerated
     recognition of tax loss
     carryforwards            $0.88     $0.43
$0.23
EPS, fully taxed                   $0.64
$0.34
$0.23

Year Ended December 31, 1993 Compared to Year Ended
December 31, 1992

Net Sales

The Corporation's net sales for the year ended December
31, 1993 were $48.0 million, an increase of $5.9 million, or 14.1%, compared to 1992.
   Net sales in the industrial minerals segment for 1993 were $31.1 million, an increase of $1.7 million, or 5.8%, compared to 1992. This increase was primarily due to an increase in sales volume of feldspar to the ceramics industry. Increased sales of feldspar in 1993 offset the effect of the loss of two months of net sales from the Virginia aplite facility, which was sold in November 1993.
     Net sales in the metal powders segment for the year ended December 31, 1993 were $16.9 million, an increase of $4.2 million, or 33.5%, from 1992. The increase was primarily due to the CorporationOs success in increasing sales from its copper powder production facility, which was purchased in 1992, and to increased sales of other metal powder products, particularly the Corporation's new atomized product line, which commenced production in 1992.

Cost of Goods Sold

Cost of goods sold for the year ended December 31, 1993 was $36.7 million, an increase of $4.7 million, or 14.6%, from 1992. As a percentage of net sales, cost of goods sold remained relatively unchanged at 76.6%.

Selling, General and Administrative Expense

SG&A expense for the year ended December 31, 1993 increased by 10.2% from 1992 to $6.3 million. As a percentage of net sales, SG&A expense decreased from 13.7% in 1992 to 13.2% in 1993. General corporate expenses declined as a result of staff reductions and the CorporationOs strategic decision to decentralize its operations by increasing responsibility and authority at the divisional level. The decrease in corporate expenses during 1993 was offset by increased SG&A expense in the CorporationOs operating divisions.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization for the year ended December 31, 1993 decreased by 3.2% from 1992, to $2.4 million.

Restructuring Charges

During 1993, the Corporation incurred $1.3 million in restructuring charges. The charges related to severance payments made to a former executive officer, additional write-downs taken on property owned in Connecticut which was held for resale, the closure of the Asheville, North
Carolina office and the relocation of certain senior management to Atlanta, Georgia.

Operating Income

Operating income for the year ended December 31, 1993 was $1.2 million, a decrease of $0.5 million, or 28.8%, from 1992. Prior to restructuring charges, operating income was $2.5 million, an increase of $0.8 million, or 43.2%, from 1992. The market for mica and feldspathic materials gained strength throughout 1993 and this segment was able to maintain its operating profit.
During 1993, the metal powders segment experienced a decline in operating income of $0.3 million, or 20.3%, which was due to expenses incurred in the start-up of the atomization plant. The profitability of the metal powder operations improved slightly but was insufficient to compensate for the startup expenses incurred.

Interest Expense, Net

Interest expense for the year ended December 31, 1993 increased by 2.3% from 1992 to $0.9 million as a result of a modest increase in the average amount of total debt outstanding.

Other Income

The Corporation had other income of $3.3 million in 1993, resulting primarily from a gain on the sale of the Virginia aplite facility of $3.7 million, which was partially offset by costs related to the acquisition of Suzorite and other miscellaneous income and expense items.

Provision for Income Taxes

The Corporation's provision for income taxes for the year ended December 31, 1993 was $0.5 million, an increase of 10.8%, from 1992. This increase related entirely to an increase in foreign income taxes. Income taxes on domestic income in 1993 and 1992 were offset by the recognition of the benefit of operating loss carryforwards in each year.

Loss from Discontinued Operations

The Corporation recorded a loss of $1.3 million from discontinued operations in 1993, which consisted of the CorporationOs 70% interest in a Malaysian tin dredging company, PPSB. The loss consisted of two components: (i)
$0.1 million from operations during the year; and (ii)
$1.2 million from the disposal of these operations.

Net Income

As a result of the factors discussed above, net income for the year ended December 31, 1993 was $1.9 million, an increase of $0.9 million, or 95.2%, from 1992.

Liquidity and Capital Resources

The Corporation has principally funded its extraction and processing activities through cash flow from operations, bank debt and the sale of common stock and warrants. During the most recent three-year period ended
December 31, 1994, the Corporation funded all capital acquisitions and debt reduction from a combination of additional debt, cash flow from operations, proceeds from the sale of operations not considered consistent with its strategic focus and, in addition, in September
1994 the Corporation completed a public offering, raising net proceeds of approximately $18.5 million.
These funds were utilized in part to repay long term debt and fund acquisitions.
      In 1994 there were two asset aquisitions that impacted liquidity. The September 15, 1994 acquisition of the assets of Greenback Industries, Inc. and the December 1, 1994 acquisition of certain assets of Whittaker, Clark & Daniels Inc. have, at December 31,
1994, resulted in an increase in non-cash working capital of approximately $5.0 million. In addition, the prepayment of certain long term debt facilities resulted in an increase of $3.4 million in working capital by eliminating the related current portion of the long term debt.

Cash Flow from Operations

The Corporation had $26.0 million of working capital at December 31, 1994, compared to working capital of $9.3 million at December 31, 1993. Net cash provided by operating activities for the year ended December 31, 1994 was $2.6 million, up $0.8 million or 50% relative to 1993.

Financing Agreements

As a result of a successful public offering in September
1994, the Corporation raised $18.5 million net and paid down more than 50% of its long term debt, including its revolving credit loan and Suzorite Mica Products Inc.Os term credit facility.
     Pyron Metal Powders, Inc. has issued two promissory notes to the former owners of Greenback in connection with the acquisition of those operations. One promissory note with an aggregate principal amount outstanding as of December 31, 1994 of $650,000 bears interest at 7%
with principal due in two equal instalments of $325,000 on September 15, 1995 and 1996, respectively. A second note with a principal amount outstanding as of December
31, 1994 of $413,913 is non-interest bearing with monthly principal payments of $12,500 due commencing
October 15, 1994 until the final
payment of $12,313 due September 15, 1997.
     Pyron Corporation (OPyronO) entered into a lease agreement on November 29, 1989 with the Niagara County
Industrial Development Agency (the OAgencyO) to partially finance the construction of a new manufacturing facility, acquire and install equipment and machinery, and renovate the existing Pyron facility for the purpose of manufacturing atomized steel powders.
The agreements authorized the Agency to issue and sell
Industrial Development Revenue Bonds in the aggregate principal amount of $7.7 million to provide funds for the project. While the bonds are not the obligation of Pyron, the lease agreement requires Pyron to make quarterly rental payments to the Agency equal to the debt service under the sinking fund requirements and interest on the outstanding principal. The amount outstanding at December 31, 1994 was $5.1 million.
PyronOs payments under the lease agreement are $0.5 million annually until paid. The bonds bear interest at a variable rate not to exceed 15.0% per annum. The bond rate at December 31, 1994 was 5.65%, at December 31,
1993 was 3.3% and at December 31, 1992 was 4.4%. Pyron has the option to convert the bonds to a fixed interest rate at any time during the lease term. Under the lease agreement, Pyron may purchase the facility at any time during the lease term, which expires November 1, 2004, by paying the outstanding principal amount of the bonds plus $1.
    At December 31, 1994, the current portion of long term debt for the Corporation was $1.1 million. In March
1995 the Corporation entered into a $25 million credit agreement with two banks. The agreement provides for an acquisition facility, a capital expenditure facility and an operating facility. Outstanding amounts bear interest at rates which can vary from Libor plus 1.25% to Libor plus 2.25%, depending on certain financial statistics.
The credit agreement is secured by certain assets of the Corporation. As of March 21, 1995, no draws had been made under the facility.

Capital Expenditures

The Corporation's primary capital activities in the past
involved the acquisition and development of industrial
materials properties and facilities and necessary
capital investments to maintain
operating viability and meet environmental, health and
safety standards at its existing operations. During
1994, capital expenditures were $3.1 million compared to
$2.7 million and $1.4 million for the years ended
December 31, 1993 and 1992, respectively.
     The Corporation currently has several major capital
programs underway: the expansion of the Spruce Pine,
North Carolina facility, the expansion of the
Boucherville, Quebec plant, and the
construction of a blending facility in St. Mary's,
Pennsylvania. The programs, which will require 1995
expenditures of approximately $16 million, will be
funded by cash on hand, cash flow from operations and
debt.
     Although the CorporationOs capital budgets provide
for certain reclamation and environmental compliance
activities, management believes that it is
environmentally responsible and that the cost of the
CorporationOs environmental compliance should be minor
in nature and have no material adverse effect on the
Corporation's results of operations or financial
condition in 1995.
     The Corporation is not currently party to any
definitive acquisition agreements with respect to
additional property or other acquisitions. The
Corporation will, however, continue to monitor potential
strategic acquisitions that would enhance its current
activities.
Seasonality and Inflation
Sales of the Corporation's products are moderately
seasonal. Inflation in recent years has not adversely
affected the Corporation's results of operations or
costs, and is not expected to adversely affect the
Corporation in the future unless it grows substantially
and the markets for industrial minerals and metal
powders suffer from a negative impact on the economy in
general.
Capital Stock.
The capital stock of Zemex Corporation is traded on the
New York Stock Exchange. Warrants, which were part of
the Stock
Rights Offering in 1990 (see Note 9 to the Corporation's
consolidated financial statements), are traded on the
National Association of Securities Dealers Automated
Quotation (ONASDAQO) system. The price range in which
the stock and warrants has traded is shown for the past
two years in the following tables.
Capital Stock Prices
1994              Q1     Q2      Q3     Q4    Year
High               7 11 7/8  12 1/4     11  12
1/4 Low                6 1/4  6 1/8   9 5/8
7 3/4   6 1/8
Close          6 3/8 11 1/2  10 3/4  8 5/8
85/8

1993              Q1     Q2      Q3     Q4
Year High           5 7/8  6 5/8       8  7
7/8 8 Low             4 1/2 5  7/8   6 5/8  6
3/4 4 1/2
Close          4 1/2  6 5/8   7 1/2  6 3/4
6 3/4

In the fourth quarter of each of 1994, 1993 and 1992, the Corporation declared a 2 percent stock dividend.
       As of December 31, 1994, there were
approximately 1,540 holders of record of the Corporation's capital stock. This number includes shares held in nominee name and, thus, does not reflect the number of holders of a beneficial interest in the stock.

Warrant Prices

1994              Q1     Q2      Q3     Q4    Year
High             7/8  2 1/2   2 3/4  2 1/2
2
3/4 Low                 1/4     3/8   1 l/4
5/8     1/4
Close            3/8 2 1/4    2 1/4    5/8
5/8

1993              Q1     Q2      Q3     Q4
Year High             1/4    1/2     7/8
1 1 Low               1/4    1/4     1/2
7/8 1/4
Close            1/4    1/2     7/8    7/8
7/8

The warrants began trading on the NASDAQ under the symbol OZMEXWO in July 1990 (see Note 9 to the
Corporation's consolidated financial statements).
Independent AuditorsO Report
To the Shareholders and the Board of Directors of Zemex
Corporation
We have audited the accompanying consolidated balance sheets of Zemex Corporation and Subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, shareholdersO equity, and cash flows for each of the three years in the period ended
December 31, 1994. These financial statements are the responsibility of the CorporationOs management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Zemex Corporation and Subsidiaries as of December 31, 1994 and 1993 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles in the United States.
Deloitte & Touche
Chartered Accountants

Toronto, Ontario
February 15, 1995

Management Report

The Management of Zemex Corporation and Subsidiaries has
the responsibility for preparing the consolidated
financial statements presented in this Annual Report and
for their accuracy and integrity. The statements have
been prepared in conformity with generally accepted
accounting principles in the United States, and include
informed judgements and estimates as required. Other
financial information in this Annual Report is
consistent with the financial statements.
     The Zemex Corporation system of internal controls
is designed to provide reasonable assurance, at a
justifiable cost, as to the reliability of financial
records and reporting and the protection of assets. This
system includes organizational arrangements with clearly
defined lines of responsibility.
     Deloitte & Touche, independent auditors, have
audited the consolidated financial statements of Zemex
Corporation and their opinion is above.
   Zemex Corporation has formal standards of corporate
conduct and policies regarding high standards of ethics
and financial integrity. These policies have been
disseminated to appropriate employees and internal
control procedures provide reasonable assurance that
violations of these policies, if any, are detected.
Allen J. Palmiere        Richard L. Lister
Chief Financial Officer  President and Chief Executive
Officer

Audit Committee Report

The Audit Committee of the Board of Directors is composed of three independent directors, Patrick H.
O'Neill, Chairman, Thomas B. Evans, Jr. and John M.
Donovan. The Committee held four meetings during 1994.
  The Audit Committee oversees the financial reporting process of the Corporation on behalf of the Board of Directors. In fulfilling its responsibility, the Committee recommended to the Board of Directors, subject to shareholder approval, the selection of the CorporationOs independent auditors. The Audit Committee met with Management and representatives of the auditors, Deloitte & Touche, to review accounting, auditing and financial reporting matters. The Committee met with Deloitte & Touche representatives without Management present.

Patrick H. OONeill
Chairman, Audit Committee

Zemex Corporation
Consolidated Balance Sheets
December 31

1994 1993
Assets
Current Assets
Cash and cash equivalents
$8,343,000
$3,796,000
Accounts receivable
     (less allowance for doubtful
     accounts of $414,000
     at December 31, 1994
     and $370,000
     at December 31, 1993)
     (Note 15)                10,678,000
6,949,000
Inventories (Note 3)          16,490,000
8,687,000
Prepaid expenses                 660,000
480,000
                              36,171,000
19,912,000 Investment (Note 2)           2,286,000
D
Property, Plant and Equipment
     (Notes 4 and 8)          29,020,000
25,358,000
Other Assets (Note 5)          3,387,000
3,144,000
                             $70,864,000
$48,414,000

Liabilities and ShareholdersO Equity

Current Liabilities
Bank indebtedness               $180,000
$595,000
Accounts payable and accrued
     liabilities               8,474,000
5,433,000
Accrued income taxes             397,000
70,000
Current portion of long term debt
     (Note 8)                  1,074,000
4,526,000
                              10,125,000
10,624,000 Long Term Debt (Note 8)       5,461,000
8,735,000
Other Non-Current Liabilities    549,000        482,000
Deferred Income Taxes (Note 6)   677,000      2,043,000
                              16,812,000     21,884,000
Commitments (Notes 4 and 11)

ShareholdersO Equity
Common stock (Note 9)          7,168,000      4,535,000
Paid-in capital               38,291,000     17,910,000
Retained earnings             11,668,000      6,738,000
Note receivable from shareholder
     (Note 9)                (1,749,000)    (1,749,000)
Cumulative translation adjustment(1,326,000)  (904,000)
                              54,052,000     26,530,000
                             $70,864,000    $48,414,000

See Notes to the Consolidated Financial Statements

Zemex Corporation

Consolidated Statements of ShareholdersO Equity

Years ended December 31
                                    Note
                                Receivable CommonPaid-in-
         Retained             fromCumulative
          Stock Capital
EarningsShareholderTranslationTotal

Balance at
December
31, 1991$3,988,000$16,765,000$7,508,000$D
$128,000$28,3
89,000
Stock
Issued
to
Shareholder
(Note 9)357,0001,392,000       D(1,749,000)  D       D

Stock
Dividend
(Note 9) 59,000 286,000(346,000)     D       D
(1,000)
Net Income
for the YearD     D      949,000    D            D
949,000

Translation
AdjustmentD       D         D       D
(956,000)(956,000)

Balance at
December 31,
1992
4,404,00018,443,0008,111,000(1,749,000)(828,000)28,3
81,000

Stock
Issued
to Former
Officer  50,000 300,000    D        D        D
350,000

Stock Dividend
(Note 9) 81,000 520,000(604,000)    D            D
(3,000)

Cash Dividend
Paid by
Suzorite
Mica Products
Inc. (Note 9)D    D    (2,621,000)  D           D
(2,621,0 00)
Reduction of
Capital by
Suzorite
Mica Products
Inc. (Note 9) D(1,353,000) D        D
D(1,353,0
00)

Net Income
for the YearD     D    1,852,000        D
D1,852,000

Translation
AdjustmentD       D        D        D
(76,000)(76,000)

Balance at
December 31,
1993
4,535,00017,910,0006,738,000(1,749,000)(904,000)26,5
30,000

Stock Issued
for Cash
(Note 9)2,348,00018,174,000D         D        D
20,522,000

Stock
Dividend
(Note 9)146,0001,171,000(1,320,000) D        D
(3,000)

Stock
Options
and
Warrants
Exercised
(Note 9) 56,000 357,000    D        D        D
413,000
Stock
issued
in
Connection
with talc
Purchase
(Note 2)136,0001,091,000   D        D         D
1,227,000

Stock
Purchased
for
Cancellation
(Note 9)(53,000)(412,000)  D        D        D
(465,000)

Net Income
for the YearD     D    6,250,000    D        D
6,250,000

Translation
AdjustmentD       D        D
D(422,000)(422,000)

Balance at
December 31,
1994
$7,168,000$38,291,000$11,668,000$(1,749,000)$
(1,326,000)$54,052,000

See Notes to the Consolidated Financial

Statements Zemex Corporation

Consolidated Statements of Income

Years ended December 31

                                 1994      1993
1992 Net Sales
$55,306,000$47,958,000$42,020,000 Costs and Expenses
Cost of goods sold
40,552,00036,742,00032,061,000
Selling, general and
     administrative         6,598,000 6,331,000
5,745,000
Depreciation, depletion and
     amortization           2,315,000 2,398,000
2,477,000

49,465,00045,471,00040,283,000 Operating Income before
     Restructuring Charges  5,841,000 2,487,000
1,737,000 Restructuring Charges (Note 10) D
1,250,000     D Operating Income   5,841,000 1,237,000
1,737,000

Other Income (Expenses)
Interest expense, net (Note
8)(425,000)(896,000)(876,000) Gain on sale of
investment
     (Note 2)                   D         D
205,000
Other, net (Notes 2 and 10)   163,000 3,317,000
                            196,000 (262,000) 2,421,000
                            (475,000)
Income before Provision
     for Income Taxes       5,579,000 3,658,000
1,262,000
(Recovery of) Provision for
     Income Taxes (Note 6)  (671,000)   470,000
424,000

Income from Continuing Operations
6,250,0003,188,000838,000

Discontinued Operations (Note 2)

Income (loss) from operations,
     net of income taxes:
     1994 and 1993 D nil;
     1992 D $120,000             D     (89,000)
111,000
Loss on disposal                 D   (1,247,000)    D
Income (loss) from discontinued
     operations                 D    (1,336,000)
111,000

Net Income                 $6,250,000$1,852,000
$949,000

Income (Loss) per Share
Continuing operations           $1.15      $.74
$.20
Discontinued operations         D         (.31)
.03
Net  $                           1.15      $.43
$.23

Average Common Shares and
     Common Share Equivalents
     Outstanding            5,421,533 4,292,583

4,127,694

See Notes to the Consolidated Financial Statements

Zemex Corporation

Consolidated Statements of Cash Flows

Years ended December 31

                                 1994      1993
1992 Cash Flows from Operating
     Activities
Income from continuing
operations$6,250,000$3,188,000$838 ,000
Adjustments to reconcile income
     from continuing operations
     to net cash
     flows from continuing
     operating activities
Depreciation, depletion and
     amortization           2,315,000 2,398,000
2,477,000 Loss on assets held for resale and gain
on investment (Notes 2 and 10)D    300,000
(205,000) (Decrease) increase in deferred income
taxes              (1,366,000)   393,000
275,000 Share of net income of investee(267,000)
D D Loss (gain) on sale of property,
plant and equipment            15,000(3,689,000)
D Other assets                 (63,000)  (48,000)
(152,000) Increase (decrease) in
    non-current liabilities   67,000    62,000
(141,000) Changes in non-cash working
     capital items (Note
14)(4,311,000)(844,000)(1,179,000)

Net cash provided by operating
     activities             2,640,000 1,760,000
1,913,000

Cash Flows from Investing
     Activities
Additions to property, plant and
     equipment
(3,077,000)(2,670,000)(1,049,000) Assets acquired in
connection
     with acquisitions (Note 2)(4,888,000)D
(344,000) Retirement of property, plant and
     equipment                   D        D
40,000
Proceeds from sale of assets
     (Note 2)                  78,000 5,479,000
681,000 Additions to assets held for resaleD
(134,000)(646,000) Investment (Note 15)
(2,019,000) D                    D
Promissory notes            (371,000)     D         D

Net cash provided by (used in)
     investing activities(10,277,000)
2,675,000(1,318,000)

Cash Flows from Financing
     Activities
Proceeds from long term debt  266,000 4,827,000     D
Decrease in restricted cash     D         D
269,000 Proceeds (payments) net, on bank
     indebtedness           (415,000)
520,000(1,676,000) Repayment of long term
debt(8,094,000)(3,322,000)(811,000) Cash paid in lieu
of
     fractional shares        (3,000)   (3,000)
     (2,000)
Due to an affiliated company    D
D(1,373,000)
Dividend paid (Note 9)              D(2,621,000)    D
Issuance of common stock (Note 9)20,935,000350,000  D
Purchase of common stock for ]
     cancellation (Note 9)  (465,000)     D         D
Reduction of common stock (Note 9)D    (1,353,000)  D

Net cash provided by (used in)
     financing activities
12,224,000(1,602,000)(3,593,000)

Effect of Exchange Rate
     Changes on Cash         (40,000)  (26,000)
(91,000)
Net Increase (Decrease) in
     Cash from Continuing
 Operations             4,547,000 2,807,000(2,907,000)
Net Cash Provided by (Used In)
 Discontinued Operations    D     (207,000)    16,000

Net Increase (Decrease) in
Cash4,547,0002,600,000(2,891,000) Cash and Cash
Equivalents at
 Beginning of Year      3,796,000 1,196,000 4,087,000

Cash and Cash Equivalents at
 End of Year           $8,343,000$3,796,000$1,196,000

Supplemental Disclosure of
     Cash Flow Information
Income taxes paid            $233,000    $D
$215,000 Interest paid             573,000
891,000   835,000

Supplemental Disclosure of
     Non Cash Activities
Notes issued in connection
     with purchase of assets
     (Note 2)              $1,102,000    $D
$43,000 Stock issued in connection with
     talc purchase (Note 2) 1,227,000     D
D Assumption of liabilities in
     connection with asset
     purchases                793,000     D
1,015,000

See Notes to the Consolidated Financial Statements


Notes to the Consolidated Financial Statements

1.   Summary of Significant Accounting Policies


a. Principles of Consolidation

The consolidated financial statements include the accounts of Zemex Corporation and its wholly-owned subsidiaries (the "Corporation"). All material intercompany transactions have been eliminated. As discussed in Note 2, the acquisition of Suzorite Mica
Products Inc. ("Suzorite") has been accounted for as a pooling of interests and the sale of the Corporation's
70% interest in Perangsang Pasifik Sdn. Bhd. ("PPSB"), a tin dredging operation in Malaysia, has been reported as a discontinued operation. The Corporation accounts for its 42% equity interest in Alumitech, Inc. acquired in June 1994 on an equity basis.

b. Inventories

Inventories are stated at the lower of cost or market and are computed on the average cost method. It is not practical to segregate finished products from ore and concentrates. Supplies are stated at cost on the first-in, first-out or average cost method.

c. Property, Plant and Equipment

Property, plant and equipment are recorded at cost.
Repairs and maintenance are charged to expense as incurred. Expenditures for major renewals and improvements are capitalized. When assets are sold or otherwise retired, the cost and accumulated depreciation or depletion are removed from the accounts and any gain or loss is included in results of operations. Provisions for depreciation are based upon estimated useful lives, using principally the straightline method. Depletion of mining properties and depreciation of other mining assets are computed on the unit-ofproduction method, except in the case of the Corporation"s Suzorite operation where the estimated reserves exceed the expected production during the term of the mining lease.
The Suzorite mining lease rights and deferred costs, including all preproduction and set-up costs, are amortized using the straight-line method over the term of the mining lease.

d. Postretirement Benefits

Pension Plans

The funding policy of the Corporation, generally, is to contribute annually at a rate that is intended to provide for the cost of benefits earned during the year and which will amortize prior service costs over periods of 10 to 30 years, subject to Internal Revenue Service limits for deductible contributions.

Healthcare and Other Postretirement Benefits Other Than
Pensions

Effective January 1, 1993, the Corporation adopted
Statement of Financial Accounting Standards (SFAS) No.
106 D "Employees" Accounting for Postretirement Benefits
Other Than PensionsO. This Statement requires the accrual of all postretirement benefits other than pensions during the years in which employees render the necessary services to be entitled to receive such benefits. In prior years, the expense was recognized by expensing annual insurance premiums when paid. The 1994 and 1993 amounts include the present expense and the transition liability which is being amortized over twenty years as allowed by the SFAS No. 106 (Note 7).

e. Foreign Currency Translation

The functional currency for the CorporationOs foreign operations is the local currency. Foreign currency assets and liabilities are translated using the exchange rates in effect at the balance sheet date. The effect of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars is accumulated as part of the cumulative translation adjustment component of shareholders' equity. Results of operations and cash flows are translated using the average exchange rates during the year. Gains and losses from foreign currency transactions are included in net income for the year.

f. Research and Development Expense

Research and development expense was $315,000 in 1994, $371,000 in 1993 and $280,000 in 1992.

g. Provision for Future Reclamation Costs

Costs for future reclamation have been provided for based upon estimated future reclamation costs allocated over the expected productive life of the quarries.

h. Income Taxes

Effective January 1, 1993, the Corporation adopted
Statement of Financial Accounting Standards (SFAS) No.
109 D "Accounting for Income Taxes". This Statement requires the liability method of accounting for income taxes rather than the deferral method previously used.
Because of the valuation reserves established on the deferred tax asset related to the net operating loss carry-forwards, the cumulative effect of this accounting change and the impact on the 1993 income tax provision was not material.

i. Earnings Per Share

Earnings per share is based upon the weighted average number of common share and common share equivalents outstanding. Common share equivalents include stock options issued under employee stock option plans (Note
9), warrants issued under a stock rights offering in 1990 (Note 9), warrants issued as partial consideration for the acquisition of Suzorite (Note 2) and stock issued under the Key Executive Stock Purchase Plan (Note
9).

j. Bond Issuance Costs

Costs associated with the issuance of Industrial Revenue
Bonds were deferred, are being amortized over the term of the bonds on a straight-line basis and the unamortized balance is included in other assets.

k. Other Assets

Other assets include assets held for sale which are

stated at the lower of cost or estimated net realizable

value. In determining the estimated net realizable

value, the Corporation deducts from the estimated

selling price the projected costs to bring the assets

into a saleable condition, to dispose of the assets and

to hold the property to an expected date of sale.

Intangible assets are evaluated periodically and, if

conditions warrant, an impairment valuation is provided.

l. Cash Equivalents

For purposes of the consolidated statement of cash

flows, highly liquid investments with original

maturities of three months or less, when purchased, are

considered as cash equivalents.

2.   Acquisitions and Dispositions

Acquisitions

Investment in Alumitech, Inc.

In June 1994, the Corporation acquired 42% of the outstanding capital stock of Alumitech, Inc.
("Alumitech") by investing $2,000,000 to acquire treasury stock of Alumitech. Alumitech, an aluminum dross processor, has developed proprietary technology that enables it to convert 100% of its dross feed into marketable products. As part of the transaction the Corporation acquired call options which enable it to acquire an additional 30% of the outstanding capital stock of Alumitech for 412,500 shares of common stock of Zemex. The Corporation has granted a put option whereby it may be obligated to purchase an additional 30% of the outstanding capital stock of Alumitech for 105,000 shares of common stock of Zemex. Puts and calls representing 15% of the capital stock of Alumitech have been granted to or received from Dundee Bancorp Inc.
("Dundee"), which owns approximately 30% of the outstanding common stock of the Corporation (Note 17).


Acquisition of the assets of Greenback Industries, Inc.


In September 1994, the Corporation, through its wholly owned subsidiary, Pyron Metal Powders, Inc., acquired the assets and assumed certain liabilities of Greenback
Industries, Inc. ("Greenback"). Consideration for the purchase was $500,000 in cash, the issuance of two promissory notes having principal amounts of $650,000 and $451,563, respectively, and the assumption of certain current liabilities aggregating $526,000. The
Greenback facilities provide the Corporation with increased capacity to produce powdered copper as well as powdered tin and powdered copper and tin alloys.


Acquisition of the talc operations of Whittaker, Clark &
Daniels, Inc.
In December 1994, the Corporation acquired from
Whittaker, Clark & Daniels, Inc. ("WCD") certain assets including its talc operations. Consideration for the purchase included $4,388,000 in cash, 136,360 shares of common stock of Zemex with an ascribed value of $1,227,000 and the assumption of certain current liabilities directly relating to the operations acquired aggregating $267,000. Concurrent with the purchase, the Corporation entered into an agreement with WCD whereby
WCD agreed to act as the exclusive marketing, distribution and sales agent for the CorporationOs premium talc products.

Acquisition of Suzorite Mica Products Inc.
In September 1993, the Corporation, through a wholly-
owned subsidiary, acquired 100% of the outstanding
capital stock of Suzorite from a subsidiary of Dundee.
Suzorite mines and processes mica, which is used in
various applications in the automotive, construction and
oil drilling industries. In connection therewith, the
Corporation issued 1,400,000 shares of common stock and
a transferable warrant entitling the holder to purchase
up to an additional 100,000 shares of common stock at
$7.00 per share, exercisable no later than July 15,
1995.
 As this transaction was between companies which were
then under common control, it has been accounted for as
a pooling of interests and, accordingly, the
CorporationOs financial statements for periods prior to
the acquisition
have been restated to include the accounts of Suzorite
for all periods presented. There were no adjustments
necessary to conform the accounting policies of the two
companies. Net sales and net income (loss) from
continuing operations of the separate companies for the
periods preceding the acquisition are as follows:
            Period from January 1, 1993
                  to September 30, 1993            1992
                             (unaudited)
Net sales
     Suzorite                 $5,586,000     $6,712,000
     Zemex                    30,628,000     35,308,000
     Combined                $36,214,000              $
     42,020,000
Income (loss) from continuing
     operations
     Suzorite                   $649,000       $788,000
     Zemex                     (240,000)         50,000
     Combined                   $409,000       $838,000

Dispositions

Discontinued Operations

During the fourth quarter of 1993, the Corporation sold
its 70% owned subsidiary, PPSB, which was involved in
the mining of tin oxide in Malaysia. Accordingly, the
consolidated financial statements of the Corporation
have been reclassified to report separately from
continuing operations the net assets and operating
results of this discontinued operation.
     Sales applicable to the discontinued Malaysian
operation prior to its sale were $2,313,000 and
$3,285,000 in 1993 and 1992, respectively.
     The proceeds on sale included:
(i)  the elimination of an obligation owed by the
Corporation to PPSB      in the amount of $500,000; (ii)
a cash payment by the purchaser of $50,000; and
(iii)     a promissory note issued by the purchaser to
the Corporation in             the face amount of
$379,668. The
promissory note is to be repaid    from 50% of the net
income generated by PPSB. If PPSB is liquidated in whole or in part and the proceeds of liquidation exceed $250,000, then 50% of such proceeds will be paid to the Corporation and will constitute full repayment of the promissory note. The promissory note bears simple interest at the United States prime interest rate as published from time to time in the Wall
Street Journal and matures on November 15, 2003. Due to the contingent nature of the promissory note, it has been ascribed no value.
Other Dispositions
In November 1993, the Corporation sold its aplite plant and operations in Montpelier, Virginia for aggregate net proceeds of $5,470,000, resulting in a pre-tax gain of $3,683,000 which is included in other income (expenses).
In May 1992, the Corporation completed the sale of its 49% interest in Sierra Mining Company, Ltd., based in
Thailand, for aggregate proceeds of $680,000. Other income (expenses) in 1992 includes a gain of $205,000 arising on this disposition after the recognition in 1991 of a loss on write-down of such investment of $800,000.


3.   Inventories
1994 1993
Ore, concentrates and finished products
     Industrial minerals
$7,158,000$1,880,000
     Metal powders                  3,655,000
2,708,000
10,813,000                          4,588,000
Materials and supplies
     Industrial minerals            4,252,000
3,066,000
     Metal powders                  1,425,000
1,033,000
                                    5,677,000
                                  4,099,000
                                  $16,490,000$8,687,00
                                  0


4.   Property, Plant and Equipment

                                         1994
1993 Land
$2,937,000$1,865,000
Mining properties and deferred costs4,890,000
4,131,000 Buildings                10,925,000
9,872,000
Machinery and equipment
34,928,00030,832,000
Construction in progress            2,317,000
854,000
Total property, plant and equipment,
     at cost                      55,997,000
47,554,000
Less: Accumulated depreciation, depletion
     and amortization
26,977,00022,196,000
Net property, plant and equipment
$29,020,000$25,358,000

     As of December 31, 1994, the Corporation estimates that approximately $14,000,000 will be expended to complete its construction in progress.


5.   Other Assets

                                         1994
1993 Prepaid pension cost (Note 7)
$1,518,000$1,486,000
Assets held for resale (Note 10)      734,000
734,000
Bond issuance costs D net             442,000
484,000
Other deferred charges                471,000
440,000
Promissory notes receivable D non-current
     portion (Note 15)                222,000     D

$3,387,000$3,144,000


6.   Income Taxes

The provision for income taxes consists of the
following components:
                                  1994      1993
1992 Income from continuing operations
     before provision for income
     taxes
Domestic                    $3,631,000$2,331,000
$50,000 Foreign                      1,948,000 1,327,000
1,212,000 Total pre-tax income
$5,579,000$3,658,000$ 1,262,000
Current tax provision
     Federal                  $880,000  $985,000    $D
     State and local           258,000   116,000     D
     Foreign                425,000        D         D
Total
$1,563,000$1,101,000
$D




Deferred tax provision
     Federal                     D         D         D
     State and local             D         D         D
     Foreign                   256,000   470,000
424,000
Total                                    256,000
470,000
424,000
Benefit of operating loss
     carryforwards         (2,490,000)(1,101,000)    D
(Recovery of) provision for
     income taxes           $(671,000)  $470,000 $
424,000

The following tabulation reconciles the U.S. federal
statutory income tax rate to the federal, state and
foreign overall effective income tax rate.
                                  1994      1993
                                   1992 %         %
                                   %
Statutory federal rate            34.0      34.0
34.0
Benefit of operating loss carryforwards
     (net of foreign income taxes)(46.0)  (22.0)
(0.4) Other                                 D
0.8
D
Effective income tax rate       (12.0)      12.8
33.6

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At
December 31, 1994, the Corporation had unused tax benefits of $ 4,132,000 related to U.S. net operating loss and tax credit carryforwards. Valuation allowances of $1,645,000 and $4,389,000 as at December 31, 1994 and
1993, respectively, have been recognized to offset the related deferred tax assets due to the uncertainty of realizing the full benefit of the loss and tax credit carryforwards. Significant components of the
CorporationOs deferred tax assets and liabilities as of December 31 are as follows (dollars in thousands):

                                   1994
                       1993 U.S.Foreign Total
                       U.S.ForeignTotal
Deferred tax assets
     Net operating loss
     and tax credit
     carryforwards  $ 4,132    $D $4,132$5,122
     $D$5,122] Accrued expenses   414 D        414   658
D
     658
     Bad debt allowances124 D        124   105 D
105
     Inventories        132 D        132    81 D
     81 Other              397 D        397   166 D
     166
Gross deferred tax assets5,199  D  5,199 6,132  D
6,132 Valuation allowance for
     deferred tax assets(1,645) D(1,645)(4,389)   D
(4,389) Total               3,554      D 3,554 1,743  D
1,743
Deferred tax liabilities
     Property, plant and
     equipment        1,223 2,177  3,400   957 2,043
     3,000 Pension contributions553D       553   508 D
     508 Assets held for resale   278  D       278
     278
     D
278
Total                       2,054  2,177 4,231 1,743
2,043
3,786
Net deferred tax
     (assets)
   liabilities   $(1,500)$2,177   $677    $D$2,043$2,043
     The net change in the valuation allowance for deferred tax assets was a decrease of $2,744,000 and $646,000 in the years ended December 31, 1994 and 1993, respectively, related primarily to benefits arising from recognition of the benefit of net operating loss carryforwards. In 1994, in addition to the reduction in the valuation allowance relating to the benefit of net operating loss carry forwards utilized, the valuation allowance has been reduced by, and the benefit of net operating loss carryforwards increased by, an additional
$1,500,000 with respect to the amount of net operating loss carryforwards which management believes that it is more likely than not will be utilized in subsequent years.
   At December 31, 1994, the Corporation had $11,630,000 of operating loss carryforwards available to reduce future taxable income which will expire between 1999 and 2006 if not previously utilized. Additionally, the Corporation has $289,000 of unused general business tax credits which expire between 1995 and 2001 and $142,000 of alternative minimum tax credits.


7.   Pension Plans and other Postretirement Benefits

Pension Plans

The Corporation has several pension plans covering substantially all domestic employees. The plans covering salaried employees provide pension benefits that are based on the compensation of the employee. In all plans, the plan assets exceed the benefit obligations and hence the plans are overfunded.
     Net periodic pension cost (income) included the following components:

                            1994          1993
1992
Current service costs   $422,000      $338,000
$331,000 Interest cost on projected
     benefit obligations 882,000      846,000    793,000
Actual return on assets  368,000  (1,249,000)  (967,000)
Net amortization and
     deferral       (1,704,000)        29,000
(204,000) Net pension income   $ (32,000)    $ (36,000)
$ (47,000)

     Net amortization and deferral consists of
amortization of net assets at transition and deferral of
subsequent net gains and losses. The assumptions used to
determine
projected benefit obligations were (i) a discount rate
of 7.5% in 1994 and 1993 and 8.75% in 1992; (ii) an
expected long term rate of return on assets of 8.75% in
1994, 1993 and 1992; and (iii) an increase in the level
of compensation of 6% for all three years.
   The status of the plans and the amounts recognized in
the consolidated balance sheets of the Corporation for
its pension plans as of December 31, 1994 and 1993 are
tabulated below:
                                         1994
1993 Actuarial present value of benefit obligations
     Vested benefit obligation     $9,404,000 $
     9,414,000 Accumulated benefit obligation
     $9,555,000
$ 9,564,000
Projected benefit obligation    $(12,760,000)
$(12,808,000) Plan assets at fair value
     14,675,000  15,594,000 Plan assets in excess of
     projected benefit obligation             1,916,000
     2,786,000
Unrecognized net gain                 (42,000)
(820,000) Prior service cost not yet recognized
     in net periodic pension cost                276,000
304,000
Unrecognized net asset at year end             (633,000)
(784,000)
Prepaid pension cost included in
     consolidated balance sheets              $
1,518,000 $ 1,486,000

Other Postretirement Benefits

The Corporation provides healthcare and life insurance benefits for certain retired employees which, effective
January 1, 1993, are accrued as earned (Note 1). The cost of such benefits was $73,000 in 1994, $51,000 in 1993 and $44,000 in 1992.

8.   Long Term Debt                      1994
1993 Zemex Corporation
     Revolving credit facility (a)          $D$
3,500,000 Suzorite Mica Products Inc.
     Term credit facility (b)            D
3,187,000 The Feldspar Corporation
  Lease agreement (c)              280,000     389,000
Pyron Corporation
  Industrial Revenue Bonds (d)    5,100,000  5,780,000
Pyron Metal Powders, Inc. (e)
     Promissory notes               1,064,000       D
   Term loans                        91,000     405,000
Total debt                          6,535,000
13,261,000 Less current portion                1,074,000
4,526,000 Long term debt                     $
5,461,000$ 8,735,000

(a) The revolving credit loan was repaid in full in 1994 and the credit facility terminated at the Corporation's request.
(b) The Suzorite term credit facility was repaid in full in 1994.
(c) The Feldspar Corporation has a long-term capital lease agreement at a variable rate for equipment used in its operations. This is a six year lease with a maturity in 2000. The carrying value of the leased equipment as of December 31, 1994 was $267,000.
(d) Pyron Corporation entered into a lease agreement on November 29, 1989 with the Niagara County Industrial
Development Agency to partially finance the construction of a manufacturing facility, acquire and install equipment and machinery, and renovate the existing Pyron facility for the purpose of manufacturing atomized steel powders. The agreement authorized the Agency to issue and sell Industrial Development Revenue Bonds in the aggregate principal amount of $7,650,000 to provide the funds for the project.
   While the bonds are not the obligation of Pyron, the agreement requires Pyron to make quarterly rental payments equal to the debt service under the sinking fund requirements and interest on the outstanding principal to the Agency. The amount outstanding at December 31, 1994 and 1993 was $5,100,000 and $5,780,000, respectively. Commencing in 1995 Pyron's payment under the agreement was $680,000 in 1994 and is $510,000 annually thereafter until paid.
    The bonds bear interest at a variable rate not to exceed 15% per annum. The rate at December 31, 1994 was 5.65% and at December 31, 1993 was 3.3%. Pyron has the option to convert the bonds to a fixed interest rate at any time during the term. Under the lease agreement, Pyron may purchase the facility at any time during the lease term, which expires November 1, 2004, by paying the outstanding principal amount of the bonds plus $1.
    The bonds are collateralized by a mortgage on the land, the new facility and the existing facility which have an aggregate book value of approximately $9,155,000 at December 31, 1994.
    A bank has provided Pyron with a letter of credit which is available to support Pyron's obligations under the lease agreement. If the bondholders tender their bonds for repayment, the letter of credit would be utilized to pay the bondholders. The letter of credit is collateralized by all equipment, fixtures, spare parts and tools of the facility. The letter of credit expires on October 1,1999. At that time, Pyron can either apply for a five-year extension or find a substitute bank to provide the letter of credit.
      The lease agreement as well as various other agreements
executed in connection with this financing contain restrictive covenants which require, among other things, the maintenance of minimum working capital and tangible net worth and limitations on total liabilities for both
Pyron and Zemex consolidated.

(e) Pyron Metal Powders, Inc. has issued two promissory notes to former owners in connection with the acquisition of its two operations. One promissory note with an aggregate principal amount outstanding as of December 31, 1994 of $650,000 bears interest at 7% with principal due in two equal instalments of $325,000 due
September 15, 1995 and 1996, respectively. A second note with an aggregate principal amount outstanding as of December 31, 1994 of $413,913 is non-interest bearing with principal payments of $12,550 due monthly commencing October 15, 1994 until the final payment of $12,313 due September 15, 1997.
     Principal repayments are as follows:

     1995      $1,074,000
     1996       1,078,000
     1997         676,000
     1998         557,000
     1999         562,000
     Thereafter 2,588,000
               $6,535,000

Interest
Interest earned and expensed in each of the past three years is summarized below:

                                1994      1993
1992 Interest income            $ 246,000  $ 22,000
$D Interest expense           (671,000) (918,000)
(876,000) Net interest expense     $ (425,000) $
(896,000) $ (876,000)
9.   Capital Stock, Stock Options and Warrants

Shares Outstanding

During 1993, the Corporation increased its authorized capital stock from 5,000,000 to 10,000,000 shares, par value one dollar ($1.00) per share. There were 7,168,153 shares issued and outstanding as of December 31, 1994 and 4,535,283 shares as of December 31, 1993.
  In March 1993, Suzorite reduced its stated capital by way of a cash distribution to its then sole shareholder, Dundee, by $1,353,000. This reduction in stated capital did not reduce the number of shares outstanding. As the acquisition of Suzorite has been accounted for as a pooling of interest, this distribution is reflected in the consolidated statement of shareholdersO equity.
  On May 5, 1994, the Corporation issued 347,826 shares of common stock in a private placement transaction for aggregate proceeds of $2,000,000.
   In September 1994, the Corporation issued 2,000,000 shares of its common stock pursuant to a public offering of shares for net proceeds, after underwriting fees and expenses of issue, of $18,522,000.
     During 1994 the Corporation purchased 53,000 shares of common stock for cancellation for an aggregate cost of $465,000.
Dividends
On November 14, 1994, the Corporation declared a 2% stock dividend to shareholders of record on November 28, 1994, which was paid December 19, 1994. Retained earnings were charged $1,320,307 as the result of the issuance of 145,708 shares of the CorporationOs common stock, and cash payments of $3,218 in lieu of fractional shares.
    On November 7, 1993, the Corporation declared a 2% stock dividend to shareholders of record on November 24, 1993, which was paid December 6, 1993. Retained earnings were charged $604,276 as a result of the issuance of 81,573 shares of the CorporationOs common stock, and cash payments of $2,672 in lieu of fractional shares.
     In March 1993, Suzorite paid a cash dividend of $2,621,000 to its then sole shareholder, Dundee. This dividend, because of the pooling of interest accounting referred to above, is also reflected in the consolidated statement of shareholders' equity.
    On November 6, 1992, the Corporation declared a 2% stock dividend to shareholders of record on December 14, 1992, which was paid December 23, 1992. Retained earnings were charged $346,066 as a result of the issuance of 58,546 shares of the Corporation's common stock, and cash payments of $1,105 in lieu of fractional shares.

Stock Options

The Corporation provides a Stock Option Incentive Plan and has, with shareholder approval, issued options to certain directors outside of the Plan. The Plans are intended to provide long term incentives and rewards to executive officers, directors and other key employees contingent upon an increase in the market value of the CorporationOs common stock.
Options for 716,815 shares are issuable under the Plans.
  Stock option transactions are summarized as follows:

                                    Number     Exercise
                                of Options   Price per
                                                 Option
Outstanding at December 31, 1991  248,000         $5.00
Granted                            12,000         $5.00
Outstanding at December 31, 1992  260,000
Granted                           372,500         $5.50
Granted                            60,000        $7.125
Cancelled or expired            (120,000)         $5.00
Outstanding at December 31, 1993  572,500
Granted                            25,000       $11.50
Cancelled                         (9,750)        $5.50
Cancelled                         (8,000)         $5.00
Exercised                        (12,000)         $5.00
Exercised                        (11,200)         $5.50
Outstanding at December 31, 1994   556,550

     The options expire from 1996 to 2000. During 1994 options for 23,200 shares of common stock were exercised for proceeds of $121,600. At December 31, 1994 there were 333,550 options exercisable.
Warrants
During 1993, in connection with the acquisition of Suzorite (Note 2), the Corporation issued a transferable warrant to Dundee to purchase at any time prior to July
15, 1995 up to 100,000 shares of common stock at $7.00 per share.
     As a result of a stock rights offering in 1990, 725,769 warrants were issued. Each warrant entitles the holder to purchase at any time prior to July 15, 1995
1.08 shares of common stock at an exercise price of $8.56 which was repriced from $9.25 as a result of stock dividends. The warrants can be redeemed at any time prior to the close of business on the warrant expiration date in whole or in part by the Corporation at a redemption price of $.10 per warrant, if the closing price on the New York Stock Exchange for the common stock is at least $11.11 for each trading day within any period of 20 consecutive trading days. Holders of warrants will be entitled to exercise such warrants until the date fixed for redemption. During 1994, 31,514 warrants were exercised resulting in the issuance of 32,771 shares of common stock at an exercise price of $8.88 per share for aggregate proceeds of $291,000. No warrants were exercised in 1993.

Note Receivable from Shareholder

The note receivable from shareholder of $1,749,000 represents amounts due from the CorporationOs President and Chief Executive Officer pursuant to the Key
Executive Common Stock Plan. The loan, which was used to acquire 357,000 shares of common stock of the Corporation, is noninterest bearing, is secured by a pledge of the shares acquired and is due on the earlier of November 26, 1996 or 30 days after the termination of employment. Since the loan arose from the sale of stock, it is classified as a reduction of shareholders' equity.


10.  Restructuring Charges and Unusual Items
Restructuring Charges
In 1993, the Corporation reorganized certain of its U.S.
operations. This has resulted in a charge to operations of $950,000 in 1993 which includes the cost of closing an office, severance and relocation costs.
     In December 1991, the Corporation closed its industrial minerals plant located in Connecticut. The assets of this operation were reclassified to assets held for resale and written down in 1991 by $430,000 to their estimated net realizable value. These assets were written down by a further $300,000 in 1993.
Unusual Items
Other income (expenses) for 1993 includes a gain on sale of the Montpelier, Virginia aplite plant and operation of $3,683,000 (Note 2) as well as $616,000 of legal and other costs primarily associated with the acquisition of Suzorite.


11.  Operating Leases and Other Commitments

Operating Leases

The Corporation has a number of operating lease
agreements primarily involving equipment, office space,
warehouse facilities and rail sidings. The operating
lease for equipment provides that the Corporation may,
after the initial lease term, renew the lease for
successive yearly periods or may purchase the equipment
at the fair market value. An operating lease for office
facilities contains escalation clauses for increases in
operating costs and property taxes. The majority of the
leases are cancellable and are on a yearly basis.
     Future minimum rental payments required by
operating leases that have initial or remaining non-
cancellable lease terms in excess of one year as of
December 31, 1994 are as follows:
               Minimum
     Years                     Lease Payments
     1995                            $508,000
     1996                             478,000
     1997                             409,000
     1998                             339,000
     1999                             236,000
     Thereafter                       468,000
     Total minimum lease payments  $2,438,000

     Rent expense, including contingent rents, was $281,000, $88,000 and $396,000 in 1994, 1993 and 1992,
respectively. Contingent rents, which are paid for warehouse facilities and are based on quantities stored, were nil in each of 1994 and 1993 and $80,000 in 1992.

Other Commitments

The Corporation has a mining contract with an independent contractor expiring on September 30, 1998 to extract minerals from its open pit mine in Suzor
Township, Quebec. This contract specifies the mining and delivery of approximately 50,000 tons of ore per year to the mine site rail siding at a rate of Cdn. $17.50 per ton.


12.  Quarterly Financial Data
(Unaudited)

The following is a summary of certain unaudited
quarterly financial data from continuing
operations:
                                                  1994
1993
Net sales
    First quarter                       $  12,399,000
$    12,004,000
     Second quarter                         13,388,000
12,257,000
     Third quarter                          13,333,000
11,953,000
     Fourth quarter                         16,186,000
11,744,000
                                         $  55,306,000 $
47,958,000
Operating income (loss)
     First quarter            $ 1,065,000     $ 512,000
     Second quarter             1,426,000       154,000
     Third quarter              1,636,000       990,000
     Fourth quarter             1,714,000     (419,000)
                              $ 5,841,000   $ 1,237,000
Income (loss) from continuing
     operations
     First quarter              $ 764,000     $ 338,000
     Second quarter             1,128,000     (226,000)
     Third quarter              1,314,000       297,000
     Fourth quarter (A)         3,044,000     2,779,000
                              $ 6,250,000   $ 3,188,000
Income per share from continuing
     operations
     First quarter                  $ .17         $ .08
     Second quarter                   .24           .04
     Third quarter                    .24           .07
     Fourth quarter                   .43           .62

(A)  See Note 2.


13.  Financial Instruments

Financial instruments which potentially subject the Corporation to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Corporation's customer base and their dispersion across a number of different industries, principally construction, glass, electrical and automotive.
          Suzorite's U.S. dollar accounts receivable are hedged by foreign exchange contracts totalling $800,000 and $3,700,000 as at December 31, 1994 and 1993,
respectively at Canadian dollar exchange rates ranging from U.S. $1.00 = Cdn $1.3025 to Cdn $1.4051.

14.  Changes in Non-Cash Working Capital Items

The changes in non-cash working capital items are as follows:

                              1994       1993
1992
(Increase) decrease in
     accounts receivable$(2,384,000) $(471,000)
$(1,036,000)
(Increase) decrease in
     inventories       (4,471,000)    728,000
(586,000)
(Increase) decrease in
     prepaid expenses     (31,000)  (162,000)
(174,000) Increase (decrease) in
     accounts payable and
    accrued liabilities 2,248,000  (981,000)
626,000 Increase (decrease) in
   accrued income taxes   327,000     42,000    (9,000)
                      $(4,311,000) $ (844,000) $
(1,179,000)

15.  Related Party Transactions

Related party transactions not otherwise disclosed in the consolidated financial statements include:

Suzorite was charged the following amounts by Dundee:
                              1994       1993
                              1992
Management fees             $D      $ 219,000
$171,000
Interest                         D          D
45,000
     Effective July 1, 1993, the deemed date of acquisition by Zemex, Dundee discontinued charging management fees to Suzorite.
  As at December 31, 1994 and 1993, accounts receivable included amounts due from directors of $350,000 and nil, respectively. These amounts are non-interest-bearing with no fixed terms of repayment.
   Also included in accounts receivable as at December
31, 1994 and 1993 is $149,000 and nil, respectively, representing the current portion of promissory notes receivable from Alumitech totalling $371,000. The notes receivable bear interest at 11% and are repayable in monthly principal payments of approximately $12,000 until October 1997.


16.  Segment Information

Zemex Corporation has two principal lines of business and is organized into two operating units based on its product lines: industrial minerals and metal powders.
Industrial minerals include feldspar, kaolin, mica, talc, feldspathic sand and industrial sand. These products are marketed principally to the automotive, housing and ceramics industries in North America. They are produced from mines and processing plants located near Edgar, Florida; Monticello, Georgia; Spruce Pine,
North Carolina; Diana, New York; Murphy, North Carolina;
Van Horn, Texas; and Boucherville, Quebec. Metal powders are produced in Niagara Falls, New York, Maryville,
Tennessee and Greenback, Tennessee and marketed primarily in North America to manufacturers of powder metallurgy parts used in the automotive and transportation industries. Corporate assets principally include cash, term deposits, the investment in Alumitech and furniture and fixtures.
     Information pertaining to sales and earnings from continuing operations and assets by business segment appears below:

                              1994        1993      1992
Net sales (A)
  Industrial minerals $30,378,000 $31,104,000 $ 29,392
,000
     Metal powders      24,928,000 16,854,000
12,628,000
     Total             $55,306,000 $47,958,000
$42,020,000

Operating income (loss)(A)
     Industrial minerals $3,865,000$ 2,424,000
     $2,208,000 Metal powders       2,202,000
     1,046,000   1,313,000 Restructuring
     charges(B) D (1,250,000)   D General
     unallocated
    corporate expenses  (226,000)  (983,000)
        (1,784,000) Total               5,841,000
     1,237,000   1,737,000
Interest expense, net    (425,000)  (896,000) (876,000)
Gain on sale of investment (C) D         D 205,000 Other
income, net (B)      163,000  3,317,000 196,000 Income
before provision for
        income taxes       $5,579,000 $3,658,000
$1,262,000 Capital expenditures (D)
     Industrial minerals $2,050,000 $2,209,000 $814,000
     Metal powders         878,000    391,000 235,000
     Corporate             149,000     70,000 D Total
     $3,077,000 $2,670,000 $1,049,000

Depreciation, depletion and amortization
     Industrial minerals $1,456,000 $1,494,000
     $1,572,000 Metal powders         828,000
834,000    832,000 Corporate              31,000 70,000
73,000 Total              $2,315,000 $2,398,000
$2,477,000

Identifiable assets at year end (A)
     Industrial minerals $36,853,000 $30,170,000
     $29,258,000 Metal powders      22,603,000
     16,687,000 16,867,000 Corporate(E)       11,346,000
     1,557,000 4,648,000 Total
     $70,864,000$48,414,000 $50,773,000

(A) The CorporationOs industrial minerals and metal powders businesses are in the United States and Canada, which the Corporation considers one geographic segment.

(B)  See Note 10.

(C)  See Note 2.

(D) Capital expenditures for 1994 exclude property, plant and equipment of $3,264,000 acquired in connection with the Corporation's 1994 acquisitions
(Note 2).

(E)  1992 corporate assets include assets of
discontinued operations, 1994 includes investment in Alumitech, Inc. and includes cash and cash equivalents for all years presented.



17.  Subsequent Event

On February 15, 1995, the Corporation exercised an option, obtained pursuant to the agreement whereby it acquired its initial investment in Alumitech (Note 2).
By the issuance of 412,500 unregistered common shares of the Corporation from treasury, Zemex increased its ownership interest in Alumitech from 42% to 73%. The shares were issued as to 206,250 to Dundee Bancorp
International Inc., the Corporation's largest shareholder, and as to 206,250 to Clarion Capital
Corporation, a corporation controlled by a director of Zemex.


 Zemex Corporation
 Selected Financial Data
 (dollars in thousands except per share amounts)

For the Years
Ended December 311994   1993    1992        1991
1990

Summary of
Operations
Net Sales
$55,306,000$47,958,000$42,020,000$37,870,000$42, 855,000
Restructuring
Charges           1,250,000
815,000

Operating
Income (Loss) 5,841,0001,237,000 1,737,000 (1,751,000)
(2, 772,000)
Other Income
(Expenses) (262,000)2,421,000 (475,000) (1,156,000)
(549,0 00)

Net Income
(Loss) from
Continuing
Operations6,250,0003,188,000
838,000(3,215,000)(3,562,000)

Net Income
(Loss)             6,250,000 1,852,000
949,000(3,152,000) (3,332,000)

Financial
Position
Working
Capital  $26,046,000$9,288,000$9,431,000
$8,763,000$6,433, 000
Total Assets 70,864,00048,414,000 50,773,000 56,620,000
58 ,459,000
Long Term Debt
(Non-Current
Portion) 5,461,0008,735,000
9,593,00010,181,0007,140,000 Common Stock
Average Common
Shares
Outstanding5,421,5334,292,5834,127,694
4,120,777 3,699,102 Actual Common
Shares
Outstanding
at Year End7,168,1534,535,283
4,491,8344,120,777 4,016,549

Per Share of
Common Stock
Net Income
(Loss) as
reported     $1.15     $0.43     $0.23
$(0.76) $(0.90)

Net Income (Loss)
without
accelerated
recognition of
the benefit of
tax loss
carryforwards          0.880.43
0.23 ( 0.76)       (0.90)

Net Income (Loss)
excluding the
benefit of tax
loss carryforwards
(ie. fully taxed)0.64          0.43          0.23
(0.76)      (0.90)

Common Stock Prices
     High        121/480/0           63/8 67/8
85/8 Low  61/8   41/2      27/8       33/8
30/0 Year End      85/8     63/4      53/8
33/8 37/8

Corporate Directory

Board of Directors

Paul A. Carroll
Partner, Smith, Lyons,
Torrance, Stevenson
& Mayer (1)

Morton A. Cohen
Chairman, President and
Chief Executive Officer,
Clarion Capital Corporation; Chairman
of Cohesant Technologies Inc.

John M. Donovan
Corporate Consultant (1) (2)

Thomas B. Evans, Jr.
President, The Evans Group,
Ltd. (2)

Ned Goodman
Chairman and Chief Executive Officer, Dundee Bancorp
Inc.; President and Director, Dundee Bancorp
International Inc.; Chairman, Dynamic Fund Canada Ltd.

Peter Lawson-Johnston
Chairman and Trustee,
Solomon R. Guggenheim Foundation; Chairman,
The Harry Frank Guggenheim Foundation; Director,
McGrawHill, Inc.; President and Director, Elgerbar
Corporation (1) (3)

Richard L. Lister
President and Chief Executive
Officer of the Corporation; Director, Dundee Bancorp
Inc. (3)

Patrick H. O'Neill
Corporate  Consultant (2)

William J. vanden Heuvel
Counsel, Strook, Strook &
Lavan; Senior Advisor,
Allen & Company,
Inc.; Chairman, IRC Group,
Inc. (3)

Officers

Peter Lawson-Johnston
Chairman of the Board

Richard L. Lister
President and
Chief Executive Officer

Allen J. Palmiere
Vice President, Chief Financial Officer
and Assistant Secretary

Peter J. Goodwin
Vice President;
President, Suzorite Mineral Products,
Inc.

Robert W. Morris
Secretary;
President, The Feldspar Corporation

G. Russell Lewis
President, Metal Powders

(1) Member of the Executive
Compensation/Stock Option/
Pension Committee of the Corporation

(2) Member of the Audit Committee of
the Corporation

(3) Member of the Executive Committee
of the Corporation

Shareholder Information

Executive Office
Zemex Corporation
Canada Trust Tower
BCE Place, 161 Bay Street
Suite 3750, P.O. Box 703
Toronto, Ontario
Canada  M5J 2S1

Telephone: (416) 365-8080
Fax: (416) 365-8094

Independent Public Accountants
Deloitte & Touche
Toronto, Ontario, Canada

Transfer Agent and Registrar
Capital Stock
First Union National Bank
of North Carolina
Shareholder Services Group
230 South Tryon Street
Charlotte, N.C. 28288
Attention: Eleanor Autry

Telephone: (704) 374-2699

Form 10-K
Copies of Form 10-K filed with the Securities and Exchange
Commission

for the year ended December 31, 1994 will be available after April 1,

1995 by writing to Shareholder Relations at the Executive Office